Exhibit 99.2

Q1 FY25 Shareholder Letter

Fellow Shareholders, Our Q1 Fiscal Year 2025 results yielded stronger than expected year-over-year (YoY) revenue and Adjusted EBITDA1 growth. Our Q1 results, ongoing services revenue, expected activations in aviation (despite OEM delays), solid defense orders, existing and new backlog, and order pipeline enable us to increase our outlook for FY2025. Further to delivering the overperformance, we also continued to take actions to strengthen our capital structure while thoughtfully investing and positioning for a promising future. For Q1 FY2025 net loss2 of $33 million decreased compared to net loss of $77 million in Q1 FY2024 primarily due to improved operating performance, partially offset by higher interest expense and reduced tax benefit. Supplemental adjusted combined (“Combined”)3 revenue grew 6% YoY driven largely from growth in the Defense and Advanced Technologies segment reflecting the value of the technology portfolio. Combined Adjusted EBITDA increased by 16% YoY primarily from incremental revenue flow-through in Defense and Advanced Technologies and double-digit Adjusted EBITDA growth in both aviation and government satcom business lines within the Communication Services segment. Growth in those areas more than offset expected declines in fixed broadband service revenue and higher R&D investments in growth businesses. Strong secular growth in satellite mobility; the diversity of our businesses; and domain-specific platform integration, business models and value-added services; all contribute to a durable competitive posture and favorable operating leverage. Our updated Communication Services and Defense and Advanced Technologies segment reporting is intended to give greater insight into our business, our opportunities, and our challenges. We intend to show the opportunities can support growth – while we take affirmative actions to overcome the challenges. Continued capital synergies and productivity gains reduced YoY Combined capex by 33% to $301 million while we approach deployment of five new state-of-the-art broadband satellites, two polar coverage satellites, and three replenishment L-band satellites. Capital budgets reflect the synergies enabled by the Inmarsat integration and the associated operating and revenue synergy potential. We are managing to invest for growth in target markets while working to opportunistically strengthen our capital structure via organic cash flow improvements, debt maturity extensions, and/or non-core portfolio monetizations. We are making steady progress and consistent with prior guidance, we continue to expect an inflection to positive free cash flow by the end of Q1 FY2026. We are determined to enter FY2026 with a solid foundation for accelerated and sustained growth. We’re excited to have ViaSat-3 F1 (VS3-F1) entering service—proving its very unique dynamic beam forming can aim bandwidth just where it’s needed most. That capability, and our growing organic and international operator/partner satellite fleet, multiplies the value of unique Machine Learning (ML) tools optimizing bandwidth generation and economic utility. Those tools can predict and fulfill real time dynamic bandwidth demand across all vertical markets, especially in the highest demand times and places. That supports state-of-the-art service confidence and performance, while simultaneously offering enhanced and more predictable returns on capital. AI/ML tools change the game from optimizing individual satellites to jointly optimizing the value of an entire fleet in serving a constantly shifting, dynamic mobility demand profile. Our broad portfolio of vertical markets, applications, and service level agreements create opportunities for greater economic yields for us and our partners, and greater confidence for our customers. All that within a regulatory framework protecting the sovereign rights of global space-faring nations – and all while broadband mobility demand is soaring due to greater penetration and inexorable increases in per user/per platform bandwidth consumption. We’re pleased with the financial results this quarter, but remain focused on our agenda of strategic imperatives including overcoming the VS3-F1 anomaly. We are delivering financial and operational results with a sense of urgency. We are making steady progress on these items and that progress is supporting the improvements in our growth outlook. The headway we’re making on multiple fronts creates optionality in the means and sequences in which we address our challenges and opportunities: › Bring our satellites under construction into service › Holistically address our capital structure, while improving underlying leverage ratios › Continue to groom our business portfolio to the highest leverage satellite & network technologies that attract customers and partners, and ultimately yield attractive recurring service revenues › Continue Inmarsat integration, drive economic productivity, and continue service-offering innovation › Cultivate an enduring and economically accretive satellite operator partnership eco-system leveraging AI/ML technologies to augment coverage and capacity and integrate multi-orbit capabilities › Achieve our free cash flow inflection objective as planned, as part of a comprehensive plan to enhance, achieve, and illustrate our Return on Invested Capital objectives › Continue to win and execute new defense and advanced technology programs with attractive growth potential and durable competitive advantages in key technologies such as ground networks, unique free space optical applications, mission-specific phased array terminals, space-based cyber security, and others. Leverage technology to provide recurring service revenues for commercial and government customers › Capture a leadership position in the emerging Direct-to-Device (D2D) services market by leveraging our substantial installed base of aviation, maritime, and mobile users, emerging 3GPP standards, open architecture, and existing resources › Foster innovative business models, serving an extremely large base of satellite enabled mobile devices and platforms, further optimizing use of our MSS spectrum licenses and evolving our L-band services to create value for the millions of people that depend on them for safety and connectivity in the air, at sea, and on land Viasat has always managed for the long term. Yet we know we have to perform today to have the opportunity to compete tomorrow. That’s enabled us to sustain growth for decades, build key franchise businesses, and evolve our technology, business models and market segments to sustain competitive advantages even in the presence of generational technology evolutions and consistently shifting playing fields and competitive environments.

Q1 FY2025 Financial Results › Revenue of $1.1 billion in Q1 FY2025 increased 44% YoY driven by the contribution from Inmarsat. Combined revenue grew 6% YoY driven largely from growth in the Defense and Advanced Technologies segment › Net loss of $33 million for Q1 FY2025 decreased compared to the net loss of $77 million in Q1 FY2024 primarily due to improved operating performance, which was partially offset by higher interest expense and reduced tax benefit › Q1 FY2025 Adjusted EBITDA was $404 million, an increase of 120% YoY driven by the contribution from Inmarsat. Combined Adjusted EBITDA increased by 16% YoY with the incremental revenue flow through in Defense and Advanced Technologies offsetting expected declines in fixed broadband service revenue and higher R&D expenditures › Defense and Advanced Technologies revenue increased 37% YoY due primarily to recurring contributions from certain licensing agreements and tactical networking products › Communication Services revenue grew 48% YoY due to the addition of Inmarsat. Combined segment revenue decreased 2% YoY reflecting an 18% services revenue decline in fixed services and other and a 23% decline in overall segment product revenues, partially offset by 19% and 11% services revenue growth from aviation and government satcom, respectively › Awards for the quarter were $1.2 billion, an increase of 45% YoY due to the contribution from the acquisition of Inmarsat and growth in our Defense and Advanced Technologies segment › Net leverage4 decreased sequentially to approximately 3.5x LTM Adjusted EBITDA › Received approximately 75% of our anticipated $770 million of insurance claims by end of Q1 FY2025 Combined Reported Shareholder Letter | Q1 Fiscal Year 2025 2

**Communication Services** segment provides a wide range of broadband and narrowband communications solutions across government and commercial mobility, maritime, fixed broadband (residential), energy and enterprise customers

**AWARDS, REVENUE AND ADJ. EBITDA[1]**

$ in millions



Combined
Reported
$507
$811
$842
$827
$560
$320
$308
$156
Awards
Revenue
Adj. EBITDA
Q1 FY24
Q1 FY25

**SERVICE REVENUE MIX**

$ in millions



$216
$257
$151
$166
$184
$83
$137
$124
$45
$245
$202
$215
Aviation
Government Satcom
Maritime
Fixed Services and Other
Q1 FY24
Q1 FY25

**SERVICE METRICS - KA BAND ONLY**

End of period aircraft and vessels



3.2K
3.8K
1.6K
1.9K
14.2K
14.3K
Commercial Aviation
Business Aviation
Maritime
Q1 FY24
Q1 FY25

# Communication Services

## Segment Highlights

- Realized mid-teens growth YoY in the number of both commercial and business aviation aircraft in service; not reflected in contracted backlog of 1,460 aircraft are 350 additional aircraft in the contract process
- Introduced NexusWave, a managed multi-layer connectivity service powered by network bonding technology for merchant shipping companies; plan design and pricing announcements have been well received. We expect to launch beta service as early as Q2 FY2025
- Announced new partners - including Galaxy 1, Grupo Tesacom and Telespazio - that have joined Viasat's ELEVATE program, which is an ecosystem and marketplace for IoT solution providers, connectivity wholesalers, enablers and OEMs that can leverage Viasat's global L-band network to amplify their IoT and satellite connectivity services
- Expanded work with Airbus Defence and Space to integrate Viasat's dual-band (Ku/Ka) broadband terminal, the GAT-5530, into the Spanish MoD's C295 Maritime Patrol Aircraft fleet to provide a highly flexible, multi-band and multi-orbit, broadband SATCOM capability to support missions utilizing next-generation SpainSat NG satellites
- Collaborating with uAvionix, a pioneer in certified avionics for crewed and uncrewed aviation, to integrate Viasat's Velaris module into its compact muLTElink airborne radio system; Velaris provides secure, resilient, L-band communications for commercial UAVs and enables real-time monitoring for Beyond Visual Line of Sight UAV operations

## Awards

Communication Services Q1 FY2025 awards increased 60% YoY to $811 million driven by the Inmarsat acquisition and aviation. Partially offsetting the growth was an expected decline in fixed broadband services. Q1 FY2025 backlog of $2.9 billion was flat YoY.

## Revenue

Q1 FY2025 Communication Services revenue increased 48% YoY to $827 million driven by the Inmarsat acquisition. Combined segment revenue decreased 2% YoY. The largest contributors to the YoY decrease were fixed services and other (FS&O) services and product revenues, which were down 18% YoY and 23% YoY on a Combined basis, respectively. Combined segment service revenues were flat YoY with aviation and government satcom growth offsetting declines in FS&O and maritime. Overall, mobility Ka-band service metrics continued to grow YoY and sequentially, ending the quarter with an aggregate of 19,920 vessels and aircraft in service. Commercial and business aviation ended the quarter with approximately 3,750 and 1,850 aircraft in service, respectively. U.S. fixed broadband ended the quarter with approximately 257,000 subscribers and $115 average revenue per user.

## Adjusted EBITDA

Communication Services Q1 FY2025 Adjusted EBITDA approximately doubled YoY to $308 million due to the contribution from Inmarsat. Combined Adjusted EBITDA declined 4% YoY as a result of lower incremental revenue flow through from FS&O and certain non-broadband maritime services, which was partially offset by improved cost management of sales and marketing expenditures. Q1 FY2025 Combined Adjusted EBITDA margin of 37% declined slightly compared to the prior year quarter.

Shareholder Letter | Q1 Fiscal Year 2025 3

Defense and Advanced Technologies segment provides a diverse set of resilient, vertically integrated solutions, leveraging core technical competencies in encryption, cyber security, antenna systems, modems and waveforms, to government and commercial customers AWARDS, REVENUE AND ADJ. EBITDA1 $ in millions $351 $296 $300 $220 $28 $96 Awards Revenue Adj. EBITDA Q1 FY24 Q1 FY25 Note: all legacy Inmarsat businesses are included in Communication Services segment PRODUCT REVENUE MIX $ in millions $72 $73 $71 $57 $56 $45 $37 $3 InfoSec and Cyber Defense Space and Mission Sys Tactical Networking Adv Tech and Other Q1 FY24 Q1 FY25 Note: all legacy Inmarsat businesses are included in Communication Services segment BACKLOG AND UNAWARDED IDIQ $ in millions $6,133 $4,779 $915 $712 Backlog Unawarded IDIQ Q1 FY24 Q1 FY25 Note: unawarded IDIQ includes government satcom within Communication Services segment Defense and Advanced Technologies Segment Highlights Received awards for various Type 1 high assurance encryption products totaling over $45 million in Q1 FY2025 for government customers reflecting the strong demand from cloud service providers (CSPs) expanding to meet data center driven demand for more geographic locations and growth in AI applications Space and mission systems (SMS) received awards of over $30 million during the quarter in restricted space opportunities for advanced space payloads and missions, including important wins for multi-function phased arrays and free space optics Antenna systems (AS), part of SMS, received awards of over $55 million from government and various prime contractors for providing antenna systems infrastructure and support services Subsequent to quarter end, AS received a $60 million contract for infrastructure expansion and modernization for an additional commercial low earth orbit (LEO) constellation Q1 FY2025 book to bill ratio was 1.2x, with continued momentum into Q2 FY2025 with opportunities in large scale commercial and classified RF infrastructure systems and expanding demand for Type 1 high assurance encryption solutions across tactical edge and enterprise, driven by demand for high-bandwidth applications, big-data processing, and AI Awards Defense and Advanced Technologies Q1 FY2025 awards increased 18% YoY to $351 million. The YoY growth was due to strong demand for tactical networking products, antenna systems solutions and recurring contributions from certain licensing agreements. This growth was partially offset by a decline in information security and cyber defense products, which experienced exceptionally strong orders for Type 1 high-speed products in the prior year period. Backlog was $712 million in Q1 FY2025, a decrease of 22% YoY reflecting fulfillment of encryption products and antenna systems programs, and an increase of 9% sequentially driven by strong wins in Q1 FY2025. Revenue In Q1 FY2025, Defense and Advanced Technologies revenue was $300 million, a 37% increase YoY. Segment product revenue grew even faster at 45% YoY. Recurring contributions from certain licensing agreements within advanced technologies and other (AT&O) contributed to the largest component of the product revenue increase followed by tactical networking products. Information security and cyber defense products slightly declined YoY. Service revenue grew 9% YoY. Adjusted EBITDA Q1 FY2025 Defense and Advanced Technologies Adjusted EBITDA more than tripled YoY to $96 million. Strong operating leverage from the revenue flow through in both AT&O and tactical networking products enabled the outstanding growth YoY. In addition, revenue mix further contributed to the Adjusted EBITDA performance compared to the prior year quarter. Shareholder Letter | Q1 Fiscal Year 2025 4

Balance Sheet, Cash Flows and Liquidity Operating Cash Flow Viasat generated $151 million in operating cash flow during the quarter, an increase of $47 million YoY and a decline of $81 million sequentially. The YoY increase reflects the 2-month incremental contribution of Inmarsat operating results, partially offset by increased working capital, primarily from a decrease in accounts payable and other liabilities. The sequential decrease primarily reflects increased working capital alongside our seasonal first quarter settlement of annual liabilities partially offset by an increase in operating results. Capital Expenditure Q1 FY2025 capital expenditures declined 20% YoY to $301 million. Combined capital expenditures decreased 33% YoY primarily due to lower satellite expenditures, customer premise equipment, and general infrastructure costs. Sequentially, capital expenditures decreased 20% primarily due to lower satellite expenditures and general infrastructure costs. Net Debt and Net Leverage Viasat ended Q1 FY2025 with $2.9 billion in available liquidity, which consisted of $1.8 billion in cash and cash equivalents and $1.1 billion of borrowing ability under our two undrawn revolving credit facilities. Net debt was $5.6 billion and our net leverage ratio declined sequentially to 3.5x LTM Adjusted EBITDA. We continue to make strides in managing our capital structure both proactively and opportunistically. Subsequent to quarter end, we repurchased an aggregate of $152.2 million in principal amount of our outstanding notes, consisting of approximately $101.7 million of Inmarsat 2026 senior secured notes and $50.5 million of Viasat 2025 unsecured notes. Shareholder Letter | Q1 Fiscal Year 2025 5

Outlook We are raising our outlook slightly to reflect strong Q1 FY2025 results and pipeline confidence, despite continued OEM commercial aircraft delays. Our first quarter financial performance reflects competitive strength in our aviation and defense businesses. Within our Defense and Advanced Technologies segment we generated high flow-through IP licensing revenue in two businesses. Our tactical networking business benefitted from retroactive product upgrades in the quarter; we expect to continue to benefit from upgraded product sales going forward at a normalized level. Our advanced technologies business benefitted from certain licensing revenue in the quarter; throughout the year we expect more modest per unit licensing revenue. Reflecting our expectations for continued demand for our mobility and defense solutions, we are raising the low end of our FY2025 revenue and Adjusted EBITDA outlook and maintaining our view for FY2026. While we are getting positive operating leverage, we are remaining prudent with guidance given uncertainties with delayed OEM commercial aircraft deliveries. › For FY2025 we expect flat to slightly up YoY Combined revenue growth excluding the one-time catch-up benefits from the litigation settlement of $95 million in Q2 FY2024 – referenced to a base of FY2024 Combined revenue of $4.5 billion. We believe FY2025 Combined revenue growth, excluding an expected decline in global fixed broadband associated with the VS3-F1 anomaly, would be up mid-single digits. › Communication Services Combined revenue is expected to be slightly down in FY2025 compared to FY2024 reflecting strong growth in aviation services and government satcom services that will be more than offset by declines in U.S. fixed broadband revenue and, to a lesser extent, certain non-broadband service components of maritime. We anticipate the NexusWave multi-orbit offerings can enable the maritime services business line to return to growth by the end of FY2025 or early FY2026 and expect flattish Q1 to Q2 FY2025 sequential results. › Defense and Advanced Technologies YoY revenue growth in FY2025 is expected to increase low-single digits, driven by tactical networking products, antenna systems solutions, recurring contributions from certain licensing agreements, and the strong demand for high-speed Type 1 encryptors fueled by cloud data center geographic expansion and support for AI applications. Revenue visibility for FY2025 is supported by backlog of over $700 million. › For FY2025 we expect mid-single-digit YoY Combined Adjusted EBITDA growth excluding the one-time benefits from the litigation settlement of $86 million in Q2 FY2024, off a reference base of FY2024 Combined Adjusted EBITDA of $1.5 billion. The Combined Adjusted EBITDA growth is expected to be driven by strong revenue flow through from Defense and Advanced Technologies licensing agreements and Communication Services. › We continue to expect net leverage to increase modestly by the end of FY2025 given the prior fiscal year benefit from accelerated insurance payments, reaching peak levels prior to our inflection to positive free cash flow by the end of Q1 FY2026. › In FY2025 we continue to expect capital expenditures to decline to a range of $1.4 billion to $1.5 billion (range includes approximately $450 million for Inmarsat related capital expenditures). The FY2025 range excludes the benefit from insurance recoveries and includes capitalized interest in our capex guidance, which is approximately $200 million per year (but will decline in future years, as we place satellites into service). › In FY2026 we continue to expect to grow revenue and Adjusted EBITDA again in FY2026 relative to FY2025 as a majority of our $3.4 billion assets under construction go into service. We maintain our capital expenditures outlook for FY2026 which is expected to continue to decline to a range of $1.1 billion to $1.2 billion. › Consistent to prior guidance, we expect an inflection to positive free cash flow by the end of Q1 FY2026 driven by double-digit operating cash flow growth, off a FY2024 base of Combined operating cash flow of $778 million and expect accelerating declines in capital expenditures as we work toward more normalized capital expenditure levels in line with satellites entering service. We are making steady progress on the near-term imperatives supporting the improvements in our growth outlook. While these areas are all very important, the progress we’re making on multiple fronts creates optionality in how we address them. We have always managed for the long term. We see a long runway of value capture opportunity leveraging our global capacity & coverage, high-utilization satellite fleet and ground network, strong global partnerships, and a business mindset that judiciously weighs strategic and financial optionality. We strive to continuously improve for our customers, employees, and shareholders. We are executing priorities for today, tomorrow, and the long term. Sincerely, Mark Dankberg Guru Gowrappan Shareholder Letter | Q1 Fiscal Year 2025 6

Viasat

# Viasat Satellite Roadmap

Phase[1,2]

| Satellite | Design | Assembly, Integration and Test (AI&T) | Launch & Early Orbit Phase (LEOP) |
|---|---|---|---|
| Anticipated Service Entry | PDR, CDR | AI&T, TVAC, Mechanical Environments, Final Ground Test | Ready to Ship, Launch Campaign, Launch, Orbit Raising, IOT |

| Satellite | Anticipated Service Entry | Partner | Status |
|---|---|---|---|
| ViaSat-3F1 | ✓ In Service | Partner: BOEING | Entered Service July 2024 |
| ViaSat-3F2 | Late 2025 | Partner: BOEING | |
| ViaSat-3F3 | Mid-Late 2025 | Partner: BOEING + L3HARRIS | |
| GX-10A/B | Early-Mid 2025 | Partner: Undisclosed | |
| GX-7/8/9 | 2027 | Partner: AIRBUS | |
| Inmarsat-8 | 2028 | Partner: Swissto12 | |

## Multi-dimensional, flexible network driving global coverage & capacity and high utilization

### Key Design Differentiator

| ViaSat-3 | GX-10A/B | GX-7/8/9 | Inmarsat-8 |
|---|---|---|---|
| Highest Capacity & Flexibility | Polar Coverage | High Flexibility | Capital Efficient Global Safety Service |



[1] Progress bars are not to scale and are for illustrative purposes only

[2] The names of certain key partners have been redacted for confidentiality reasons

Shareholder Letter | Q4 Fiscal Year 2024

Endnotes 1. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Viasat, Inc. common stockholders, and of Adjusted EBITDA using International Financial Reporting Standards (IFRS) of Connect Bidco Limited (which is not materially different from Inmarsat’s Adjusted EBITDA), before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation, to profit (loss) of Connect Bidco Limited (IFRS), is provided at the end of this letter. See “Use of Non-GAAP Financial Information” for additional information. 2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders. 3. “Combined” financial information has been prepared by combining Viasat’s results of operations for the periods presented with the results of operations of Connect Topco Limited and its subsidiaries (collectively, Inmarsat) for periods prior to the closing of the Inmarsat acquisition on May 30, 2023, together with certain adjustments and reclassifications to reflect purchase price accounting, to conform Inmarsat’s results of operations (which are reported in accordance with IFRS) to GAAP, and to conform to the presentation of Viasat’s historical financial information. A reconciliation of the adjustments made is provided at the end of this letter. See “Use of Non-GAAP Financial Information” for additional information. 4. Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents and short-term investments divided by Adjusted EBITDA for the twelve-month period ended June 30, 2024. LTM Adjusted EBITDA is calculated based on Viasat’s Adjusted EBITDA. See “Use of Non-GAAP Financial Information” for additional information. Shareholder Letter | Q1 Fiscal Year 2025 8

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital expenditures, investments, costs, expected cost savings and synergies, or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2025 and beyond; proposed initiatives to strengthen capital structure, including non-core portfolio monetizations and financing-related activities; anticipated trends in our business or key markets; the construction, completion, testing, launch, commencement of service, expected performance and benefits of satellites (including future satellites planned or under construction) and the timing thereof; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; introduction and integration of multi-orbit capabilities; expected launch of NexusWave and the profitability and customer acceptance thereof; international growth opportunities; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our plans, objectives and strategies for future operations, including expansion into emerging markets such as D2D services; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the commencement of service on new satellites; increasing levels of competition in our target markets; our ability to successfully implement our business plan on our anticipated timeline or at all; risks that the Inmarsat acquisition disrupts current plans and operations or diverts management’s attention from our business; the ability to realize anticipated benefits and synergies of the Inmarsat acquisition, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, and the realization of operating efficiencies and cost savings (including the timing and amount thereof); our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec. gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Shareholder Letter | Q1 Fiscal Year 2025 9

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. In addition, to assist investors in evaluating Viasat’s historical and comparative financial performance to prior and future periods, Viasat is providing unaudited supplemental adjusted combined (referred to in this letter as “Combined”) financial information that shows, for illustrative purposes only, certain financial information of Viasat for fiscal year 2024 and the three months ended June 30, 2023 on an adjusted combined basis. This supplemental information has been prepared by combining Viasat’s results of operations for fiscal year 2024 or the three months ended June 30, 2023 with the results of operations of Connect Topco Limited and its subsidiaries (collectively, Inmarsat) for the period prior to the closing of the Inmarsat acquisition on May 30, 2023, together with certain adjustments and reclassifications to reflect purchase price accounting, to conform Inmarsat’s results of operations (which are reported in accordance with IFRS) to GAAP, and to conform to the presentation of Viasat’s historical financial information. This Combined financial information is unaudited, does not include pro forma adjustments to reflect the Inmarsat acquisition and related transactions, and does not purport to be indicative of what the combined company’s results of operations would have been if the Inmarsat acquisition and related transactions had occurred at the beginning of the period presented. In addition, the adjustments to arrive to the Combined financial information do not reflect non-recurring charges incurred in connection with the Inmarsat acquisition (other than to the extent already reflected in actual historical results), nor any cost savings and synergies that have resulted and are expected to result from the Inmarsat acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the Inmarsat acquisition. The presentation of this Combined financial information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP or (in the case of Inmarsat) IFRS. A reconciliation of the historical reported IFRS Adjusted EBITDA of Connect Bidco Limited (which is not materially different from Inmarsat’s Adjusted EBITDA), before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation, to IFRS profit (loss) of Connect Bidco Limited, as well as the adjustments made to derive the Combined financial information, are provided in the tables below. Readers are cautioned not to place undue reliance on this Combined financial information, which has been prepared for illustrative purposes only. Copyright © 2024 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Shareholder Letter | Q1 Fiscal Year 2025 10

First Quarter Fiscal Year 2025 Results

Financial Results

(In millions, except per share data)	Q1FY25	Q1FY24	Year-Over-Year Change
Revenues	$1,126.5	$779.8	44%
Net income (loss) (1)	($32.9)	($77.0)	(57)%
Non-GAAP net income (loss) (1)	$39.0	($0.4)	*
Adjusted EBITDA	$403.9	$183.3	120%
Diluted per share net income (loss) (1)	($0.26)	($0.83)	(69)%
Non-GAAP diluted per share net income (loss) (1), (2)	$0.30	($0.00)	*
Fully diluted weighted average shares (2)	126.6	93.1	36%

New contract awards (3)	$1,161.6	$803.0	45%
Backlog (4)	$3,639.6	$3,849.1	(5)%
Segment Results
(In millions)	Q1FY25	Q1FY24	Year-Over-Year Change
Communication Services
New contract awards (3)	$810.9	$506.5	60%
Revenues	$826.8	$560.3	48%
Operating profit (loss) (5)	$41.9	($9.9)	*
Adjusted EBITDA	$307.7	$155.6	98%

Defense and Advanced Technologies
New contract awards (3)	$350.7	$296.4	18%
Revenues	$299.7	$219.5	37%
Operating profit (loss) (5)	$84.0	($3.8)	*
Adjusted EBITDA	$96.3	$27.7	248%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three months ended June 30, 2024 and June 30, 2023 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non GAAP financial information for the three months ended June 30, 2024 resulted in non-GAAP net income, 128.3 million diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Communication Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in flight internet service revenues under our commercial in-flight internet agreements in our Communication Services segment.

(5)	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Note: Some totals may not foot due to rounding.

Shareholder Letter | Q1 Fiscal Year 2025   11

First Quarter Fiscal Year 2025 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30, 2024	June 30, 2023
Revenues:
Product revenues	$305,739	$236,372
Service revenues	820,721	543,419

Total revenues	1,126,460	779,791

Operating expenses:
Cost of product revenues	194,158	197,078
Cost of service revenues	516,667	347,833
Selling, general and administrative	251,122	219,581
Independent research and development	38,563	29,004
Amortization of acquired intangible assets	66,215	27,811

Income (loss) from operations	59,735	(41,516)
Interest (expense) income, net	(82,984)	(36,750)

Income (loss) before income taxes	(23,249)	(78,266)
(Provision for) benefit from income taxes	(1,184)	533
Equity in income (loss) of unconsolidated affiliates, net	2,746	831

Net income (loss)	(21,687)	(76,902)
Less: net income (loss) attributable to noncontrolling interest, net of tax	11,225	102

Net income (loss) attributable to Viasat, Inc.	$(32,912)	$(77,004)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.26)	$(0.83)

Diluted common equivalent shares (1)	126,580	93,106
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended
	June 30, 2024	June 30, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(32,912)	$(77,004)
Amortization of acquired intangible assets	66,215	27,811
Stock-based compensation expense	19,182	21,752
Acquisition and transaction related expenses (2)	2,301	27,735
Income tax effect (3)	(15,821)	(678)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$38,965	$(384)

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.30	$(0.00)

Diluted common equivalent shares (1)	128,268	93,106
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended
	June 30, 2024	June 30, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(32,912)	$(77,004)
Provision for (benefit from) income taxes	1,184	(533)
Interest expense (income), net	82,984	36,750
Depreciation and amortization	331,204	174,579
Stock-based compensation expense	19,182	21,752
Acquisition and transaction related expenses (2)	2,301	27,735

Adjusted EBITDA	$403,943	$183,279

(1)

As the three months ended June 30, 2024 and June 30, 2023 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended June 30, 2024 resulted in non-GAAP net income, diluted weighted average number of shares were use instead to calculate non-GAAP diluted net income per share.

(2)	Costs typically consist of acquisition, integration, and disposition related costs.
(3)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

Shareholder Letter | Q1 Fiscal Year 2025   12

First Quarter Fiscal Year 2025 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE

AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended June 30, 2024			Three months ended June 30, 2023
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$41,939	$84,011	$125,950	$(9,943)	$(3,762)	$(13,705)
Depreciation (4)	238,393	11,407	249,800	122,491	9,520	132,011
Stock-based compensation expense	12,095	7,087	19,182	13,524	8,228	21,752
Other amortization	10,740	4,449	15,189	12,292	2,465	14,757
Acquisition and transaction related expenses (2)	1,786	515	2,301	16,467	11,268	27,735
Equity in income (loss) of unconsolidated affiliates, net	2,746	—	2,746	831	—	831
Noncontrolling interest	(30)	(11,195)	(11,225)	(60)	(42)	(102)

Adjusted EBITDA	$307,669	$96,274	$403,943	$155,602	$27,677	$183,279

(4)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	June 30, 2024	March 31, 2024

Current assets:
Cash and cash equivalents	$1,811,599	$1,901,033
Accounts receivable, net	694,889	678,210
Inventories	329,829	317,878
Prepaid expenses and other current assets	490,784	581,783

Total current assets	3,327,101	3,478,904
Property, equipment and satellites, net	7,531,809	7,557,206
Operating lease right-of-use assets	380,169	393,077
Other acquired intangible assets, net	2,475,492	2,544,467
Goodwill	1,621,473	1,621,763
Other assets	751,825	733,947

Total assets	$16,087,869	$16,329,364

	As of	As of
Liabilities and Equity	June 30, 2024	March 31, 2024

Current liabilities:
Accounts payable	$230,882	$287,206
Accrued and other liabilities	791,102	950,621
Current portion of long-term debt	57,764	58,054

Total current liabilities	1,079,748	1,295,881

Senior notes	4,367,667	4,354,714
Other long-term debt	2,761,181	2,774,521
Non-current operating lease liabilities	369,342	379,644
Other liabilities	2,422,278	2,452,100

Total liabilities	11,000,216	11,256,860

Total Viasat Inc. stockholders’ equity	5,029,354	5,025,430
Noncontrolling interest in subsidiary	58,299	47,074

Total equity	5,087,653	5,072,504

Total liabilities and equity	$16,087,869	$16,329,364

Shareholder Letter | Q1 Fiscal Year 2025   13

Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(100,263)	$(124,399)	$(767,238)
Provision for (benefit from) income taxes	(11,946)	(34,496)	(93,077)
Interest expense (income), net	101,103	112,616	53,671
Depreciation and amortization	312,554	336,626	333,765
Stock-based compensation expense	17,962	22,199	21,718
Acquisition and transaction related expenses (2)	27,325	65,068	37,451
(Gain) loss on the Link-16 TDL Sale	11,000	—	—
Satellite impairment and related charges, net	—	5,496	900,000

Adjusted EBITDA (5)	$357,735	$383,110	$486,290

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023
GAAP net income (loss) from continuing operations attributable to Viasat, Inc.	$(89,841)	$(124,399)	$(767,238)
Provision for (benefit from) income taxes	(11,368)	(34,496)	(93,077)
Interest expense (income), net	101,103	112,616	53,671
Depreciation and amortization	312,554	336,626	333,765
Stock-based compensation expense	17,962	22,199	21,718
Acquisition and transaction related expenses (2)	27,325	65,068	37,451
Satellite impairment and related charges, net	—	5,496	900,000

Adjusted EBITDA from continuing operations	$357,735	$383,110	$486,290

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS IS AS FOLLOWS:
(In thousands)	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023
GAAP net income (loss) from discontinued operations attributable to Viasat, Inc.	$(10,422)	$—	$—
Provision for (benefit from) income taxes	(578)	—	—
(Gain) loss on the Link-16 TDL Sale	11,000	—	—

Adjusted EBITDA from discontinued operations	$—	$—	$—

(2)	Costs typically consist of acquisition, integration, and disposition related costs.

(5)	Amounts include both continuing and discontinued operations for the three months ended March 31, 2024, excluding the Q4 FY2024 loss on the Link-16 TDL Sale.

Shareholder Letter | Q1 Fiscal Year 2025   14

Selected Segment Information

Selected Segment Information

(Unaudited)

(In thousands)

	Three Months Ended
	June 30, 2024	June 30, 2023
Revenues:
Communication services
Aviation services	$257,155	$151,112
Government satcom services	183,873	82,624
Maritime services	123,947	45,345
Fixed services and other services	201,636	214,692

Total services	766,611	493,773
Total products	60,176	66,487

Total communication services revenues	826,787	560,260

Defense and advanced technologies
Total services	54,110	49,646
Information security and cyber defense products	55,507	56,676
Space and mission systems products	73,306	72,387
Tactical networking products	71,410	37,384
Advanced technologies and other products	45,340	3,438

Total products	245,563	169,885
Total defense and advanced technologies revenues	299,673	219,531
Elimination of intersegment revenues	—	—

Total revenues	$1,126,460	$779,791

Shareholder Letter | Q1 Fiscal Year 2025   15

Supplemental Adjusted Combined Financials

SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION (UNAUDITED)

(In millions)
	Three months ended June 30, 2023
	Communication Services	Defense and Advanced Technologies	Total
Viasat historical revenues (US GAAP) (1)	$560	$220	$780
Inmarsat historical revenues (IFRS) (2)	267	—	267
Purchase accounting, IFRS to US GAAP and other conforming adjustments (3)	15	—	15

Supplemental adjusted combined revenues	$842	$220	$1,061

	Three months ended June 30, 2023
	Communication Services	Defense and Advanced Technologies	Total
Viasat Adjusted EBITDA (1), (5)	$156	$28	$183
Inmarsat Adjusted EBITDA conformed to Viasat (4), (5)	154	—	154
Purchase accounting, IFRS to US GAAP and other conforming adjustments (3)	10	—	10

Supplemental adjusted combined Adjusted EBITDA	$320	$28	$347

(1)	Viasat, Inc. as reported under new segments. See Selected Segment Information for three months ended June 30, 2023.

(2)	Inmarsat historical revenues for the three months ended June 30, 2023 consist of standalone revenues for the two months ended May 30, 2023 only.

(3)

Adjustments reflect purchase accounting and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP, giving effect to the Inmarsat Acquisition as if it occurred prior to fiscal year 2023.

(4)

Inmarsat Adjusted EBITDA conformed to the Viasat Adjusted EBITDA calculation. For the three months ended June 30, 2023, Inmarsat information represents standalone Adjusted EBITDA for the two months ended May 30, 2023 only.

(5)

See reconciliation of Viasat Adjusted EBITDA to Viasat segment operating profit (loss) before corporate and amortization of acquired intangible assets above and see reconciliation of Connect Bidco Limited Adjusted EBITDA (which is not materially different from Inmarsat Holdings’ Adjusted EBITDA) to Connect Bidco Limited profit / (loss) below before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation. A reconciliation of segment Adjusted EBITDA for Connect Bidco Limited Adjusted AEBITDA is not provided as Connect Bidco Limited is included entirely in the Communications Services segment.

CONNECT BIDCO LIMITED ITEMIZED RECONCILIATION BETWEEN PROFIT / (LOSS) AND ADJUSTED EBITDA IS AS FOLLOWS:

(In millions)

Three months ended June 30, 2023
Profit / (loss) for the period (IFRS)	$13
Taxation charge / (income)	4
Net financing costs	16
Depreciation and amortisation	151
Cost associated with the Viasat transaction	41

Adjusted EBITDA (6)	$225

(6)	Adjusted EBITDA prior to conforming to Viasat’s presentation (such as, treatment of noncontrolling interest, equity in income (loss) of unconsolidated affiliates, etc.).

Shareholder Letter | Q1 Fiscal Year 2025   16

Additional Supplemental Adjusted Combined Financials

ADDITIONAL SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION EXCLUDING LITIGATION SETTLEMENT (UNAUDITED)

(In thousands)
	Three Months Ended June 30, 2023	Fiscal Year Ended March 31, 2024
	Supplemental Adjusted (1)	Supplemental Adjusted (1),(2)
Revenues:
Communication services
Aviation services	$215,641	$929,363
Government satcom services	165,784	679,986
Maritime services	137,242	521,987
Fixed services and other services	244,737	936,807

Total services	763,404	3,068,143
Total products	78,344	354,885

Total communication services revenues	841,748	3,423,028

Defense and advanced technologies
Total services	49,646	206,082
Information security and cyber defense products	56,676	302,056
Space and mission systems products	72,387	309,253
Tactical networking products	37,384	202,094
Advanced technologies and other products	3,438	27,474

Total products	169,885	840,877

Total defense and advanced technologies revenues	219,531	1,046,959
Elimination of intersegment revenues	—	—

Total revenues	$1,061,279	$4,469,987

Adjusted EBITDA:
Communication services	$319,739	$1,302,625
Defense and advanced technologies	27,677	271,926

Total Adjusted EBITDA	347,416	1,574,551
One-time litigation settlement contribution	—	(86,442)

Total Adjusted EBITDA excluding one-time litigation settlement contribution	$347,416	$1,488,109

(1)

The three months ended June 30, 2023, includes the results of operations of Inmarsat in the Communication Services segment for periods prior to the closing of the Inmarsat Acquisition on May 30, 2023, as well as certain adjustments and reclassifications to reflect purchase accounting, to conform Inmarsat’s results of operations (which are reported in accordance with IFRS to GAAP, and to conform to the presentation of Viasat’s historical financial information. See previous pages for revenue adjustments and Adjusted EBITDA reconciliation.

(2)

Revenues and Adjusted EBITDA for the fiscal year ended March 31, 2024 are from continuing operations and exclude $95 million and $86 million, respectively, of one-time catch-up benefits from the litigation settlement in advanced technologies and other products within our Defense and Advanced Technologies segment.

Shareholder Letter | Q1 Fiscal Year 2025   17